UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 InfoSpace, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45678T201
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                         Sandell Asset Management Corp.
                               40 West 57th Street
                                   26th Floor
                               New York, NY 10019
                   Attention: Richard Gashler, General Counsel
                                  212-603-5700

                                 With a Copy to:
                              Marc Weingarten, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10019
                                  212-756-2000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 15, 2007
                               ------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                          (Continued on following pages)
                               (Page 1 of 11 Pages)

--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 2 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg Master Investments Ltd.
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              WC
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  1,523,443
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   1,523,443
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,523,443
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              4.8%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 3 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Sandell Asset Management Corp.
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  2,771,204
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   2,771,204
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,771,204
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              8.8%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 4 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg International Limited
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  1,523,443
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   1,523,443
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,523,443
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              4.8%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 5 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg International Holdings Limited
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  1,523,443
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   1,523,443
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,523,443
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              4.8%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 6 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg Global Select Fund, Limited
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  1,247,761
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   1,247,761
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,247,761
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              4.0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 7 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              CGS, Ltd.
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              WC
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  1,247,761
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   1,247,761
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,247,761
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              4.0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 8 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg GS Holdings, Ltd.
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  1,247,761
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   1,247,761
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,247,761
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              4.0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 9 of 11 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Thomas E. Sandell
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |X|  (b) |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Sweden
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  2,771,204
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

   WITH                   2,771,204
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,771,204
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              8.8%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 10 of 11 Pages
----------------------------                        ----------------------------

The Schedule 13D filed on March 12, 2007 by Castlerigg Master Investments Ltd., Sandell Asset Management Corp., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Global Select Fund, Limited, CGS, Ltd., Castlerigg GS Holdings, Ltd. and Thomas E. Sandell (collectively, the "Reporting Persons"), with respect to the common stock, par value $0.0001 per share (the "Common Stock"), of InfoSpace, Inc., a Delaware corporation (the "Issuer"), is hereby amended as set forth herein by this Amendment No. 1.

ITEM 4.       PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended by the addition of the following immediately preceding the penultimate paragraph thereof:

On March 15, 2007, Castlerigg Master Investments delivered a letter to the Issuer informing the Issuer of its intention to appear in person or by proxy at the Issuer's 2007 annual meeting of stockholders to nominate Nick Graziano, Jonathan R. Macey and Paul L. Schaut(the "Nominees") for election to the board of directors and to move a proposal to repeal any amendments to the Issuer's bylaws unilaterally adopted by the board after February 12, 2003 and prior to the election and qualification of the directors elected at the annual meeting. The Reporting Persons currently intend to conduct a proxy solicitation seeking to elect the Nominees to the Issuer's board of directors and obtain approval of such proposal at the annual meeting.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER

Paragraph (c) of Item 5 of the Schedule 13D is hereby amended and restated as follows:

     (c) There have been no transactions in the shares of Common Stock effected by the Reporting Persons since their last filing on Schedule 13D.

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS

Item 7 of the Schedule 13D is hereby amended and restated as follows:

     The following documents are filed as appendices and exhibits:

Appendix I:   Transactions Effected During the Past Sixty Days

Appendix II:  Joint Filing Agreement (previously filed)

Appendix III: Information Regarding the Instruction C Persons (previously filed)

Appendix IV:  Powers of Attorney (previously filed)

Exhibit A:    Letter to Issuer's Board of Directors dated March 12, 2007
              (previously filed)

----------------------------                        ----------------------------
CUSIP No.  45678T201            SCHEDULE 13D        Page 11 of 11 Pages
----------------------------                        ----------------------------

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: March 19, 2007

            CASTLERIGG MASTER INVESTMENTS LTD.

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Director


            SANDELL ASSET MANAGEMENT CORP.

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Chief Executive Officer


            CASTLERIGG INTERNATIONAL LIMITED

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Director


            CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Director


            CASTLERIGG GLOBAL SELECT FUND LIMITED

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Director


            CGS, LTD.

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Director


            CASTLERIGG GS HOLDINGS, LTD.

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Director


            /s/ Thomas E. Sandell
            ---------------------
            Thomas E. Sandell

                                   APPENDIX I
           TRANSACTIONS EFFECTED DURING THE PAST SIXTY DAYS (REVISED)

(All transactions were regular market transactions effected on the NASDAQ Global Select Market)

Appendix I, as originally filed with the Schedule 13D, contained an inadvertent error and is replaced by the Appendix I attached hereto:

-------------     ---------------                    ----------    -----------
Date of           Person                             Amount of      Price per
transaction       effecting                          securities       share
                  transaction                          Bought/        or unit
                                                       (Sold)
-------------     ---------------                    ----------    -----------


 01/03/07         Castlerigg Master Investments        30,875         20.26
 01/03/07         CGS                                  16,625         20.26
 01/05/07         Castlerigg Master Investments         1,517         20.25
 01/05/07         CGS                                     818         20.25
 01/08/07         Castlerigg Master Investments        16,250         20.52
 01/08/07         CGS                                   8,750         20.52
 01/19/07         Castlerigg Master Investments           585         21.55
 01/19/07         Castlerigg Master Investments          (584)        21.74
 01/19/07         CGS                                    (316)        21.74
 01/19/07         CGS                                     315         21.55
 02/02/07         Castlerigg Master Investments       184,830         21.45
 02/02/07         Castlerigg Master Investments       117,000         22.15
 02/02/07         CGS                                  99,524         21.45
 02/02/07         CGS                                  63,000         22.14
 02/06/07         Castlerigg Master Investments        16,250         22.44
 02/06/07         CGS                                   8,750         22.44
 02/12/07         Castlerigg Master Investments        55,250         22.66
 02/12/07         CGS                                  29,750         22.66
 02/13/07         Castlerigg Master Investments        42,250         23.06
 02/13/07         CGS                                  22,750         23.06
 02/15/07         Castlerigg Master Investments        23,660         23.10
 02/15/07         Castlerigg Master Investments        20,280         23.03
 02/15/07         CGS                                  10,920         23.03
 02/15/07         CGS                                  12,740         23.10
 02/16/07         Castlerigg Master Investments        53,625         23.16
 02/16/07         CGS                                  28,875         23.16
 02/20/07         Castlerigg Master Investments        21,840         23.14
 02/20/07         CGS                                  11,760         23.14
 02/21/07         Castlerigg Master Investments        97,500         23.15
 02/21/07         CGS                                  52,500         23.15
 02/22/07         Castlerigg Master Investments        75,476         22.97
 02/22/07         CGS                                  40,641         22.97
 02/23/07         Castlerigg Master Investments         6,500         23.15
 02/23/07         CGS                                   3,500         23.15
 02/26/07         Castlerigg Master Investments        59,439         23.18
 02/26/07         CGS                                  32,006         23.18
 02/27/07         Castlerigg Master Investments       171,520         23.06
 02/27/07         CGS                                  92,357         23.06
 02/28/07         Castlerigg Master Investments         8,226         22.91
 02/28/07         CGS                                   4,430         22.91
 03/01/07         Castlerigg Master Investments       171,072         23.13
 03/01/07         CGS                                  92,117         23.13
 03/02/07         Castlerigg Master Investments       172,082         23.27
 03/02/07         CGS                                  92,660         23.27
 03/05/07         Castlerigg Master Investments        92,547         23.46
 03/05/07         CGS                                  49,833         23.46
 03/06/07         Castlerigg Master Investments        14,268         23.92
 03/06/07         CGS                                   7,683         23.92
 03/08/07         Castlerigg Master Investments           520         24.79
 03/08/07         Castlerigg Master Investments        20,150         24.91
 03/08/07         CGS                                  10,850         24.91
 03/08/07         CGS                                     280         24.79
 03/09/07         Castlerigg Master Investments        30,000         25.10
 03/09/07         Castlerigg Master Investments         2,500         25.19
 03/09/07         Castlerigg Master Investments         2,100         25.10
 03/09/07         CGS                                 270,000         25.10
 03/09/07         CGS                                  22,500         25.19
 03/09/07         CGS                                  18,900         25.10
 03/12/07         Castlerigg Master Investments        15,915         25.47
 03/12/07         CGS                                 143,243         25.47